EXHIBIT 4.5
THIRD AMENDMENT TO RIGHTS AGREEMENT
     THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of October 3, 2006 between Gen-Probe Incorporated, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement (as defined below).
     WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement dated as of September 16, 2002 between the Company and the Rights Agent (the “Rights Agreement”), which was amended on October 9, 2002 and again on November 20, 2003; and
     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.
     NOW, THEREFORE, in consideration of the foregoing promises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:
     1. Amendment to Section 7.1. Section 7.1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:
7.1 Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of a Preferred Share (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on November 30, 2006 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, or (iv) the time at which the Rights are exchanged as provided in Section 27.
     2. Amendment of Exhibits. The Exhibits to the Rights Agreement shall be amended to reflect the change in the Final Expiration Date from September 12, 2012 to November 30, 2006, including all conforming changes.
     3. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.
     4. Governing Law. This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     5. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.
     6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same original.
     7. Construction. On and after the date hereof, each reference in the Rights Agreement to the “Agreement” shall mean the Rights Agreement as amended hereby. Except as specifically amended above, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto, nor constitute a waiver of any provision of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first set forth above.

GEN-PROBE INCORPORATED

By:	/s/ R. William Bowen

Name: R. William Bowen

Title: Vice President and General Counsel

MELLON INVESTOR SERVICES LLC

By:	/s/ James Kirkland

Name: James Kirkland

Title: Assistant Vice President